As filed with the Securities and Exchange Commission on April 1, 2016

Registration No. 333-139722

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Homeinns Hotel Group

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

No. 124 Caobao Road

Xuhui District, Shanghai 200235

People’s Republic of China

(Address of principal executive office)

Homeinns Hotel Group

Employees’ Stock Option Plan and 2006 Share Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address and telephone number of agent for service)

Copies to:

Cathy Xiangrong Li

No. 124 Caobao Road

Xuhui District, Shanghai 200235

People’s Republic of China

+86 21 3337-3333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-139722) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by Homeinns Hotel Group, a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on December 29, 2006. Under the Registration Statement, a total of 7,230,577 ordinary shares of the Registrant, par value $0.005 per share (the “Ordinary Shares”) were registered for issuance upon exercise of options and other rights granted or to be granted pursuant to the Employees’ Stock Option Plan and 2006 Share Incentive Plan of the Registrant (collectively, the “Plans”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued securities previously registered under the Registration Statement and issuable under the Plans.

On December 6, 2015, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BTG Hotels Group (HONGKONG) Holdings Co., Limited (“Holdco”), a wholly owned subsidiary of BTG Hotels (Group) Co., Ltd., a PRC joint stock company (“BTG Hotels”), BTG Hotels Group (CAYMAN) Holding Co., Ltd (“Merger Sub”), a wholly owned subsidiary of Holdco, and solely for the purposes of certain sections of the Merger Agreement, BTG Hotels.

On March 25, 2016, at an extraordinary general meeting, the shareholders of the Registrant voted to adopt the Merger Agreement and the transactions contemplated thereby.

On April 1, 2016 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company owned by Holdco and certain rollover shareholders of the Company. Upon the completion of the Merger, all outstanding Ordinary Shares and American Depositary Shares of the Registrant and all outstanding and unexercised options to purchase Ordinary Shares and all outstanding restricted stock units representing Ordinary Shares under the Plans were cancelled.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on April 1, 2016.

Homeinns Hotel Group

By:	/s/ Cathy Xiangrong Li
Name:	Cathy Xiangrong Li
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Jian Sun	Chairman of Board of Directors and Chief Executive Officer	April 1, 2016
David Jian Sun	(principal executive officer)

/s/ Shouyuan Yuan	Director	April 1, 2016
Shouyuan Yuan

/s/ May Wu	Director	April 1, 2016
May Wu

/s/ Cathy Xiangrong Li	Chief Financial Officer	April 1, 2016
Cathy Xiangrong Li	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment to the this Registration Statement in the United States on April 1, 2016.

Law Debenture Corporate Services Inc.

By:	/s/ Giselle Manon
Name: Giselle Manon Title: Service of Process Officer